Exhibit 10.2

April 1, 2014

Mitchell S. Steiner, M.D.

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, TN 38103

Re:                             Severance Agreement

Dear Mitch:

This letter sets forth the substance of the severance agreement (the “Agreement”) between you and GTx, Inc. (the “Company”).

1.                                      Transition/Separation.  You hereby resign from your position as Chief Executive Officer, and the Company hereby accepts such resignation, effective as of April 3, 2014.  You also hereby resign from your position as a director on the Company’s Board of Directors (the “Board”), effective as of April 3, 2014, and the Company hereby accepts such resignation.  Your last day of work with the Company and your employment termination date will be April 13, 2014 (the “Separation Date”).  Between now and the Separation Date (the “Transition Period”), you agree to assist in the transition of your job duties as requested.  During the Transition Period, you will not be expected to perform full-time work (unless requested to do so in connection with the transition of your duties); however, you will continue to receive your regular compensation and benefits.

2.                                      Accrued Salary and Vacation.  The Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings, no later than twenty-one (21) days after the Separation Date.

3.                                      Severance.  Although the Company is not otherwise obligated to provide you with any severance benefits, if you sign the Separation Date Release attached as Exhibit A on the Separation Date, and allow the release set forth therein to become effective, then the Company will provide you with the following severance benefits:

(a)                                 Severance Payments.  The Company will pay you twelve (12) months of your base salary in effect as of the Separation Date (which is equal to $452,088), less applicable taxes and withholdings, payable over the twelve (12) month period running from April 14, 2014, paid on the same payroll schedule on which current employees are paid (the “Severance Payments”).

(b)                                 Health Care Continuation Coverage.  If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) December 31, 2014; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.  If you are obligated to make the COBRA payments directly to the insurance carrier, upon submission of proof of such payments to the Company, the Company will reimburse you such amounts.  In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings, for the remainder of the COBRA Premium Period, which you may, but are not obligated to, use toward the cost of COBRA premiums.

(c)                                  Life Insurance.  The Company will assign to you the life insurance policies that it obtained for your benefit.

(d)                                 Stock Options.  You were granted options (the “Options”) in five (5) separate grants to purchase an aggregate of 525,000 shares of the Company’s common stock, as more particularly set forth in the Personal Grant Status sheet attached herewith as Attachment 1.  As of the Separation Date, vesting of all Options will be accelerated such that all unvested Options will become immediately vested. You will be able to exercise these vested Options at any time following the Separation Date until the earliest of: (i) five (5) years after the Separation Date; or (ii) the expiration of the term of each of the Options.  Except as expressly set forth in this paragraph, all of your rights and obligations with respect to the Options will be as set forth in each of the stock option agreements, grant notices, and applicable plan documents executed by you and the Company at the time of each such grant of Options.

4.                                      Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, including, but not limited to, any benefits under your Employment Agreement, dated February 14, 2013, and your Retention Benefit Agreement, dated October 1, 2013 (collectively, the “Employment Agreements”).

5.                                      Expense Reimbursements.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.                                      Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (except such property as you and the Company agree should be retained by you), credit cards, entry cards, identification badges and keys; and, any materials of any kind that

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contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

7.                                      Proprietary Information Obligations.  Both during and after your employment you acknowledge your continuing obligations not to use or disclose, without the Company’s express authorization, any confidential or proprietary information of the Company, including such obligations set forth in the Employment Agreements.

8.                                      Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.                                      No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Additionally, as an named inventor on many patents and patent applications owned or license by the Company, you agree to make yourself reasonably available to the Company and its officers, directors, employees or agents to assist the Company in its prosecution of its patent applications or in any action initiated by it to exercise its rights under such intellectual property or in any actions by others which requires the Company to defend such rights. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

10.                               General.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Tennessee as applied to contracts made and to be performed entirely within Tennessee.

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If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

GTX, INC.

By:	/s/ J.R. Hyde, III
J.R. Hyde, III
Chairman of the Board of Directors

AGREED:

/s/ Mitchell S. Steiner
Mitchell S. Steiner, M.D.

April 3, 2014
Date

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Exhibit A

Separation Date Release

(to be executed on the Separation Date)

In exchange for the severance benefits to be provided to me pursuant to my Severance Agreement with GTx, Inc. (the “Company”) dated April 1, 2014, I hereby provide the following release.

I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the Tennessee Handicapped Discrimination Act, and the Tennessee Human Rights Act.

Notwithstanding the foregoing, I understand that the following claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Company; or under applicable law; or (b) any rights which cannot be waived as a matter of law.  In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this release; (b) I should consult with an attorney prior to signing this release (although I may choose voluntarily not do so); (c) I have had 21 days to consider this release; (d) I have seven days following the date I sign this release to revoke it by providing written notice to the Board of Directors; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this release.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

MITCHELL S. STEINER, MD

/s/ Mitchell S. Steiner

(Signature)

Date:	April 13, 2014

Personnel Grant Status	GTx, Inc.
ID: 62-1715807
175 Toyota Plaza, 7th Floor
Memphis, TN 38103

AS OF 3/24/2014

Mitchell Steiner

STOCK OPTIONS

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00000859	1/1/2012	2004	NQ	105,000	$3.3600	0	42,000	0	63,000	105,000	42,000
0000594	1/1/2009	2004	NQ	75,000	$16.8400	0	75,000	0	0	75,000	75,000
0000630	1/1/2010	2004	NQ	105,000	$4.2000	0	84,000	0	21,000	105,000	84,000
0000770	1/1/2011	2004	NQ	105,000	$2.6500	0	63,000	0	42,000	105,000	63,000
0000937	1/1/2013	2004	NQ	135,000	$4.2000	0	27,000	0	108,000	135,000	27,000
				525,000		0	291,000	0	234,000	525,000	291,000

Information Currently on File

Tax	Rate %	Option Broker	Registration	Alternate Address

Federal	25.000
Medicare	1.450
Social Security	6.200
TN-State	0.000